Exhibit 5.1

March 22, 2010

Board of Directors

GMAC Inc.

200 Renaissance Center

P.O. Box 200

Detroit, Michigan 48265-2000

Ladies and Gentlemen:

We have acted as special counsel to GMAC Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (as amended or supplemented, the "Registration Statement”), to be filed by the Company and GMAC Capital Trust I, a statutory trust formed under the laws of the State of Delaware (the “Trust”) with the Securities and Exchange Commission (the “Commission”) on or about March 22, 2010 under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the resale by the selling securityholders named therein from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of (1) up to 2,667,000 preferred securities representing beneficial ownership interests in the Trust (the “Trust Preferred Securities”), (2) a guarantee by the Company of certain payments on the Trust Preferred Securities (the “Guarantee”), and (3) up to $2,747,010,000 in aggregate principal amount of the Company’s 8.00% Junior Subordinated Unsecured Debentures due 2040 which may in the future be distributed to holders of the Trust Preferred Securities (the “Debentures” and, together with the Trust Preferred Securities and the Guarantee, the “Securities”).

The Trust Preferred Securities were issued by the Trust on December 30, 2009, pursuant to the Amended and Restated Declaration of Trust, dated as of such date, among the Company and the trustees of the Trust named therein (the “Declaration”).  All of the Trust Preferred Securities were sold to the United States Department of the Treasury (the “Treasury”) on the date of issuance.

The Debentures were issued on December 30, 2009, under an Indenture between the Company and The Bank of New York Mellon, as indenture trustee, dated as of such date (the “Indenture”).  All of the Debentures are held by the Trust.  The Guarantee was issued on December 30, 2009, pursuant to a Guarantee Agreement between the Company and The Bank of New York Mellon, as guarantee trustee, dated as of such date (the “Guarantee Agreement” and together with the Debentures and the Indenture, the “Relevant Documents”).

In connection with the opinions set forth herein, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, company records, agreements, opinions, certificates of public officials and officers of the Company and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, among others, the following: (a) the Indenture; (b) the Guarantee Agreement; (c) certain resolutions relating to the Purchase Agreement (as defined below) and the transactions contemplated thereby adopted by the Board of Directors of the Company; and (d) the Debentures.

With respect to the Relevant Documents, for purposes of the opinions set forth herein we have assumed: (a) that each of the parties to the Relevant Documents (other than the Company) has the power and authority (corporate or otherwise) to enter into, deliver and perform each of its obligations thereunder, that each of the parties to the Relevant Documents (other than the Company) is duly organized, validly existing and in good standing under the applicable law of its jurisdiction or organization; (b) the due authorization, execution and delivery of the Relevant Documents by each of the parties thereto (other than the Company); (c) that the Relevant Documents are the legal, valid, binding and enforceable obligation of all parties thereto (other than the Company); (d) that the execution and delivery of the Relevant Documents by each of the parties thereto (other than the Company) and the performance and consummation of the transactions contemplated by the Relevant Documents by each of the parties thereto (other than the Company), did not and will not violate, conflict with or result in a breach of, or require any consent under, its charter, bylaws or equivalent organizational documents of any such party; (e) that the execution, delivery and performance by each party of its obligations under the Relevant Documents will comply with applicable law and with any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over it or any of its assets and will not result in a default under or breach of any agreement or instrument then binding upon it; (f) that the parties to the Relevant Documents will comply with the provisions of the Relevant Documents to the extent relevant to the opinions expressed herein; (g) the representations and warranties set forth in the Relevant Documents are accurate; (h) that all parties to the transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Relevant Documents; (i) that the Trust Preferred Securities and the Debentures have been paid for in accordance with the terms of the Securities Purchase and Exchange Agreement, dated December 30, 2009, between the Company, the Trust and Treasury (the “Purchase Agreement”); and (j) the Debentures (i) have been duly authorized, executed and delivered by each party thereto; (ii) constitute the valid and binding obligation of each party thereto (other than the Company), enforceable against each such party in accordance with their terms; and (iii) have been duly authenticated and delivered by the Trustee in accordance with the requirements of the Indenture.

We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies.  As to all questions of fact material to this opinion that have not been independently established, we have relied with your consent upon certificates, opinions or comparable documents, and oral and written statements and representations, of officers and representatives of the Company and the Trust and, in certain instances, upon the representations and warranties of the Company and the Trust and the Treasury contained in the Purchase Agreement. We have not independently verified such information and assumptions.  We have not undertaken any investigation as to any matters that may have occurred since the date the Debentures and the Guarantee were issued, and we therefore express no opinion as to the effect that any such subsequent events or matters may have on the opinions expressed herein.

We are members of the Bar of the State of New York, and we express no opinion as to matters of law other than the federal securities laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware that we have, in the exercise of customary professional diligence, recognized as applicable to the Company or to the issuance of the Debentures and the Guarantee, in each case as in effect on the date hereof (the “Subject Laws”).  We have relied, to the extent we deem appropriate, on written guidance of the Commission (including the Staff thereof).

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications stated herein, it is our opinion that:

(a)                the Debentures have been duly and validly issued and constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(b)               the Guarantee has been duly and validly issued and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinion expressed above is subject to the following qualifications:

1.                  Our opinions are subject to and do not address the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, liquidation, moratorium or other similar laws relating to or affecting the rights or remedies of creditors generally; (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law); and (iii) applicable law and public policy with respect to rights to indemnity and contribution.

2.                  We express no opinion as to the effect of any Subject Laws (including Section 548 of the Bankruptcy Code or Article 10 of the New York Debtor and Creditor Law) regarding fraudulent transfers or fraudulent conveyances.

3.                  We express no opinion as to (i) whether a court would give effect to the choice of law provided for in the Relevant Documents, (ii) provisions of the Relevant Documents that relate to the subject matter jurisdiction of any federal court of the United States of America sitting in New York City to adjudicate any controversy related to the Relevant Documents, or the transactions contemplated thereby, (iii) any waiver of objections to venue, inconvenient forum, or the like set forth in the Relevant Documents, (iv) the waiver of jury trial set forth in the Relevant Documents or (v) the effect (if any) of any law of any jurisdiction (except the State of New York) in which any enforcement of any of the Relevant Documents may be sought.

4.                  We express no opinion as to the enforceability of:  any provision providing for conclusive presumptions or determinations or non-effectiveness of oral modifications; any provision requiring the payment of penalties or forfeitures, consequential damages or liquidated damages or other economic remedies; any provision purporting to establish evidentiary standards or standards of commercial reasonableness; or any provision which may be held to be in violation of public policy, insofar as any of the foregoing are contained in the Relevant Documents.

5.                  The provisions of the Relevant Documents that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Relevant Documents or any holder of the Debentures, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith and may also be subject to public policy and equitable limitations.

6.                  We express no opinion as to the effect of non-compliance by any party to the Relevant Documents with any laws or regulations applicable to the transactions contemplated by the Relevant Documents because of the nature of any of its businesses.

7.                  We express no opinion with respect to the validity or enforceability of:  (i) any provision in the Relevant Documents relating to delay or omission of enforcement of rights or remedies, broadly or vaguely stated waivers, waivers of defenses, waivers of notices, or waivers of benefits of usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation or other non-waivable benefits bestowed by operation of law; (ii) any exculpation clauses, clauses relating to releases of unmatured claims, clauses purporting to waive unmatured rights, severability clauses, and clauses similar in substance or nature to those described in the foregoing clause (i) and this clause (ii); (iii) any indemnification or contribution provisions set forth in the Relevant Documents to the extent they purport to relate to liabilities resulting from or based upon a party’s own negligence, gross negligence or willful, reckless or criminal misconduct or any violation of federal or state securities or blue sky laws; (iv) any provisions in the Relevant Documents which subject the parties to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in the Relevant Documents, or any confession of judgment provisions.

8.                  We express no opinion as to the effect of the laws of any jurisdiction (other than the Subject Laws) wherein any holder of any of the Debentures may be located which limit rates of interest that may be charged or collected by such holder.

9.                  We express no opinion with respect to any provisions of the Relevant Documents insofar as they purport to create rights of set-off.

The foregoing opinion is limited to the matters stated herein, and no opinion shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our name under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby concede we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

 The opinions set forth herein are limited to matters of the Subject Laws, where appropriate, in effect on the date hereof.  It is understood that this opinion is to be used only in connection with the offer and sale of the Debentures and the Guarantee while the Registration Statement is in effect.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz